UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2023 (November 2, 2023)

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
(Exact name of Registrant as specified in its Charter)

Luxembourg	001-34354	98-0554932
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
33, Boulevard Prince Henri
L-1724 Luxembourg
Grand Duchy of Luxembourg
(Address of principal executive offices including zip code)
+352 2060 2055
(Registrant’s telephone number, including area code)
NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $1.00 par value	ASPS	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying
with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
In July 2023, Altisource Portfolio Solutions S.A. (“Altisource” or the “Company”) began to implement a company-wide cost reduction plan that the Company estimates will reduce annual cash operating expenses by $13.5 million on an annualized basis compared to the average second quarter 2023 costs. Altisource’s Chairman and Chief Executive Officer and Altisource’s Chief Financial Officer volunteered to temporarily modify their compensation effective November 1, 2023 by providing the Company with the option to replace up to 30% of their base compensation with a grant of unrestricted Altisource common stock (the “Adjustment”). Beginning on the effective date of the Adjustment, the base salary paid to the subject employees will be reduced by 30% (the “Reduced Amount”). On December 31, 2023 and at the end of each subsequent calendar quarter (each a “Period”) so long as the Adjustment is in place, the Company will determine the portion of the Reduced Amount to be paid in cash and Altisource common stock for each employee and make the payment and transfer of shares as applicable to each such employee. To the extent the Company opts to pay a portion of the Reduced Amount in cash, such amount paid will be increased to include interest on such amount based on the average 3-month U.S. Treasury rate in effect for such Period in a manner to make such executive whole with respect to such amount. To the extent that the Company opts to pay any portion of the Reduced Amount in Altisource common stock, such stock grant will occur on the last day of the Period and vest immediately, with the amount of common stock granted being determined based on the lower of the average closing stock price for such Period and the closing stock price on the day immediately preceding the date of such grant. The Company and each employee may reduce the amount of or terminate the Adjustment upon written notice, with such modification becoming effective at the beginning of the Period immediately following such notice. The changes in compensation will not impact the calculation of incentive or termination payments to such individuals, as may be applicable.
The Company believes it is on track to achieve its company-wide cost reduction plan with September 2023 adjusted compensation costs approximately $0.9 million ($10.5 million annualized) lower than the average second quarter 2023 costs.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 3, 2023

Altisource Portfolio Solutions S.A.

By:	/s/ Michelle D. Esterman
Name:	Michelle D. Esterman
Title:	Chief Financial Officer